EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of March 18, 2024  (this “Supplemental Indenture”) is among Transocean Aquila Limited, (the “Company”), Triton Aquila GmbH, a Swiss limited liability company (the “Additional Guarantor”), which is a subsidiary of Transocean Ltd., a Swiss corporation, Transocean DWA Limited, a Cayman Islands exempted company (the “Released Guarantor”), each of the other Note Parties (as defined in the Indenture referred to below) signatories hereto and Truist Bank, as Trustee and Collateral Agent.

RECITALS

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Agent entered into an Indenture, dated as of October 11, 2023 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 8.0000% Senior Secured Notes due 2028 (the “Securities”);

WHEREAS, the Indenture provides that under certain circumstances the Additional Guarantor shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Additional Guarantor shall become a Guarantor (as defined in the Indenture);

WHEREAS, the Released Guarantor is a party to, and a Guarantor under, the Indenture;

WHEREAS, in accordance with Section 4.29 of the Indenture, substantially simultaneously herewith the Released Guarantor was replaced as Collateral Rig Owner by the Additional Guarantor, a Wholly-Owned Subsidiary of Holdings;

WHEREAS, Section 11.06 of the Indenture provides that, in connection with a transfer by a Guarantor (as Collateral Rig Owner) of the Collateral Rig in accordance with Section 4.29 of the Indenture, (i) such Guarantor shall be automatically released from its obligations under Article11 of the Indenture, and (ii) at the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Guarantor;

WHEREAS, the Company hereby requests the Trustee and Collateral Agent execute this Supplemental Indenture to, among other things, evidence the release of the Released Guarantor from its obligations under Article11 of the Indenture;

WHEREAS, substantially simultaneously herewith the Additional Guarantor became the Collateral Rig Owner, and it intends to contribute intercompany receivables related to the Collateral Rig and/or Earnings to its Wholly-Owned Subsidiary, the Company, in its capacity as a Collateral Rig Receivable Pledgor (as defined in the Indenture (as amended hereby));

WHEREAS, Section 10.01(a) of the Indenture provides that the Company, the other Note Parties, the Trustee and the Collateral Agent may amend or supplement the Indenture in order to make other provisions with respect to matters or questions arising under the Indenture or the other Note Documents, provided such action shall not adversely affect the interests of the Holders of the Securities in any material respect; and

WHEREAS, Section 10.01(d) of the Indenture provides that the Company, the other Note Parties, the Trustee and the Collateral Agent may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Securities, without the consent of the Holders of the Securities.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Additional Guarantor, the Released Guarantor, the other Note Parties

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party hereto, the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Securities as follows:

Section 1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture.  This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Additional Guarantor, the other Note Parties, the Trustee and the Collateral Agent.

Section 4. Release.  On the date hereof and effective upon the time that the Released Guarantor was replaced as Collateral Rig Owner by the Additional Guarantor, the parties hereto agree that the Released Guarantor is (and has been automatically) released as a party to and as a Guarantor under the Indenture and that the Released Guarantor has no further obligations or liabilities as a Guarantor under the Indenture.

Section 5. Agreement to Guarantee.  The Additional Guarantor hereby agrees to, and by its execution of this Supplemental Indenture hereby does, become a party to the Indenture as a Guarantor and as such shall have all of the rights and is bound by the provisions of the Indenture applicable to Guarantors to the extent provided for and subject to the limitations therein, including Article 11 thereof.  The Additional Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, on a senior basis to each Holder and to the Trustee and the Collateral Agent and their successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture with respect to the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture with respect to the Securities.

Section 6. Amendments to the Indenture. The Indenture is hereby amended as follows:

(a)Section 1.01 of the Indenture is hereby amended by inserting the following new definition in the appropriate alphabetical order:

““Collateral Rig Receivables Pledgor” means any Wholly-Owned Subsidiary of the Collateral Rig Owner or Collateral Rig Operator; provided that (i) such Wholly-Owned Subsidiary owns (or intends to own) intercompany receivables related to the Collateral Rig owned and/or operated by its parent company and (ii) all of the Equity Interests of such Wholly-Owned Subsidiary are indirectly pledged (via the pledge of its parent company’s Equity Interests) to the Collateral Agent to secure the Notes Obligations.”

(b)The following definitions in Section 1.01 of the Indenture are hereby amended and restated in their entirety as follows:

““Account and Receivables Pledge Agreement” means each account and receivables pledge agreement pursuant to which the Collateral Rig Owner, the Collateral Rig Operator (other than TBL) or any Collateral Rig Receivables Pledgor grants (to the extent applicable) a security interest to the Collateral Agent for the benefit of the Secured Parties in (a) the Charter Account (if any) owned by such Person, (b) all receivables owing to the Collateral Rig Owner or the Collateral Rig Operator under the Charter (if any) or due from the Collateral Rig Operator (if any) and (c) all intercompany receivables owing to the Collateral Rig Owner, Collateral Rig Operator and/or

Collateral Rig Receivables Pledgor in substantially the form of Appendix J hereto, in each case, with such changes to such forms as are necessary or advisable to account for local law requirements or the granting of security interests in (a) and (b) only, (c) only or (a) – (c) inclusive (as applicable) in the same document.”

““Collateral Grantor” means the Equity Pledgor, the Collateral Rig Owner, the Collateral Rig Operator, each Collateral Rig Receivables Pledgor (with respect to the intercompany receivables owing to such Collateral Rig Receivables Pledgor), if any, and each other Subsidiary of Holdings that becomes a party to a Security Document in connection with a Fundamental Change of the Equity Pledgor, the Collateral Rig Owner or the Collateral Rig Operator, a Collateral Rig Substitution, a Drilling Contract Substitution or a Flag Jurisdiction Transfer.”

(c)Clause (9) of the definition of “Collateral and Guaranty Requirements” in the Indenture is hereby amended by inserting the following text after the first reference therein to “Collateral Rig Operator (other than TBL)”:

“and each Collateral Rig Receivables Pledgor (with respect to the intercompany receivables owing to such Collateral Rig Receivables Pledgor that relate to the Earnings from the Collateral Rig), if any,”

(d)Clause (9) of the definition of “Collateral and Guaranty Requirements” in the Indenture is hereby further amended by inserting the following text after “owing to the Collateral Rig Owner and/or the Collateral Rig Operator (other than TBL)”:

“or such Collateral Rig Receivables Pledgor, if any,”

(e)Clause (14) of the definition of “Collateral and Guaranty Requirements” in the Indenture is hereby amended by inserting the following text after “Fundamental Change”:

“, initial contribution of Earnings and/or intercompany receivables to a Collateral Rig Receivables Pledgor,”

(f)Clause (a) of Section 4.04 of the Indenture is hereby amended by inserting the following text after “operation of law”:

“and, if the Company is a Collateral Rig Receivables Pledgor, Liens in favor of the Collateral Agent that secure the Notes Obligations”

(g)Clause (b) of Section 4.04 of the Indenture is hereby amended by inserting the following text after “Collateral Rig Operator (other than TBL)”:

“, the Collateral Rig Receivables Pledgors”

(h)Clause (c) of Section 4.04 of the Indenture is hereby amended by inserting the following text after “Collateral Rig Owner”:

“, the Collateral Rig Receivables Pledgors,”

(i)Clause (b) of Section 4.05 of the Indenture is hereby amended by replacing the text “The Collateral Rig Owner shall not Incur” with the following:

“The Collateral Rig Owner and each Collateral Rig Receivables Pledgor shall not Incur”

(j)The proviso at the end of Section 4.06(a) of the Indenture is hereby amended by inserting the following text after “the Collateral Rig Owner”:

“, any Collateral Rig Receivables Pledgor”

(k)Clause (a)(3) of Section 4.09 of the Indenture is hereby amended by inserting the following text after “Collateral Rig Owner”:

“, the Collateral Rig Receivables Pledgors”

(l)Clause (a)(4) of Section 4.09 of the Indenture is hereby amended by inserting the following text after “Collateral Rig Owner”:

“, the Collateral Rig Receivables Pledgors”

(m)Section 4.10 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 4.10Trustee Inspection Rights.  Upon reasonable notice from the Trustee (acting at direction of Holders of not less than a majority in aggregate principal amount of the Outstanding Securities), Holdings will cause the Company, the Collateral Rig Receivables Pledgors, the Collateral Rig Owner and the Collateral Rig Operator to permit the Trustee (and such Persons acting for the Trustee as the Trustee may reasonably designate) during normal business hours at the Company’s sole expense, to visit and inspect any of the properties of the Company, the Collateral Rig Receivables Pledgors or the Collateral Rig Owner or, in the case of the Collateral Rig Operator, the Collateral Rig, to examine all of their books and records (with respect to the Collateral Rig Operator, solely with respect to the Collateral Rig), to make copies and extracts therefrom (subject to reasonable confidentiality restrictions), and to discuss their respective affairs, finances and accounts (with respect to the Collateral Rig Operator, solely with respect to the Collateral Rig) with their respective officers and independent public accountants (and by this provision each of the Company, the Collateral Rig Receivables Pledgors, the Collateral Rig Owner and Holdings, on behalf of the Collateral Rig Operator, authorizes such accountants to discuss with the Trustee (and such Persons acting for the Trustee as the Trustee may reasonably designate) the affairs, finances and accounts of the Company, the Collateral Rig Receivables Pledgors and the Collateral Rig Owner and with respect to the Collateral Rig Operator, solely with respect to the Collateral Rig), all as often, and to such extent, as may be reasonably requested.  The chief financial officer of Holdings and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Trustee and such accountants.”

(n)Clause (c) of Section 4.13 of the Indenture is hereby amended by inserting the following text after the first reference therein to “Collateral Rig Owner”:

“and each Collateral Rig Receivables Pledgor”

(o)Clause (c)(1) of Section 4.13 of the Indenture is hereby amended and restated in its entirety to read as follows:

“either (x) Collateral Rig Owner or such Collateral Rig Receivables Pledgor immediately prior to consummation of such Fundamental Change shall be the continuing Person or (y) the Person (if other than the Collateral Rig Owner or such Collateral Rig Receivables Pledgor immediately prior to consummation of such Fundamental Change) formed by such consolidation or into which the Collateral Rig Owner or such Collateral Rig Receivables Pledgor immediately prior to consummation of such Fundamental Change is merged or amalgamated, or to which such sale, lease, conveyance, transfer or other disposition is made (the “Successor Collateral Rig Owner” or the “Successor Collateral Rig Receivables Pledgor”, as applicable) (i) is a Subsidiary of Holdings and TINC (or their respective successors) that is in compliance with Section 4.11(b) (with respect to the Successor Collateral Rig Owner) and Section 4.29, (ii) is organized under the laws of a Permitted Jurisdiction, (iii) shall become the Collateral Rig Owner or Collateral Rig Receivables Pledgor, as applicable, a Guarantor and a Collateral Grantor hereunder and assume by supplemental indenture, assumption agreement or otherwise, in each case in form and substance reasonably satisfactory to the Trustee, all obligations of the Collateral Rig Owner or a Collateral Rig Receivables Pledgor, as applicable, under the applicable Note Documents and (iv) the Collateral and Guaranty Requirements in respect of the Collateral Rig remain satisfied immediately after giving effect to such Fundamental Change;”

(p)Section 4.21 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 4.21Intercompany Loans.

(a)Holdings shall cause Collateral Rig Operator (excluding TBL but including any Collateral Rig Owner that is also a Collateral Rig Operator) and its other Subsidiaries to document all transfers of funds received from the Drilling Contract, or proceeds thereof, that are transferred between such Collateral Rig Operator and any of its Affiliates (other than payments on any Charter and ordinary course intercompany billings) as intercompany loans.”

(b)In instances where there is a Charter in effect, the Collateral Rig Owner and Collateral Rig Receivables Pledgor (if any) shall document all transfers of funds received by it under (or, with respect to any Collateral Rig Receivables Pledgor, any proceeds of) such Charter to any of its Affiliates (other than (i) ordinary course intercompany billings, (ii) payments of amounts due to the Collateral Rig Operator under such Charter and (iii) contributions to the Collateral Rig Receivables Pledgors (if any) so long as the Collateral and Guaranty Requirements are satisfied with respect to such Collateral Rig Receivables Pledgor(s)) as intercompany loans.

(c)All intercompany loans owed to the Collateral Rig Owner, a Collateral Rig Receivables Pledgor or the Collateral Rig Operator (other than TBL) in accordance with clauses (a) and (b) above, shall (i) be documented in the form of intercompany loan agreements or intercompany notes and (ii) shall be pledged in favor of the Collateral Agent pursuant to an Account and Receivables Pledge Agreement in accordance with clause (8) of the definition of “Collateral and Guaranty Requirements”.  Subject to Section 4.06(a)(3), all intercompany loans entered into in accordance with clause (a) or (b) above shall be senior debt obligations of the obligors under such intercompany loans and rank equal with the other senior unsecured debt of such obligors.”

(q)Section 4.24 of the Indenture is hereby amended by inserting the following text after the reference to “the Collateral Rig Owner”:

“, the Collateral Rig Receivables Pledgors”

(r)Section 4.25 of the Indenture is hereby amended by inserting the following text after each reference to “Collateral Rig Owner”:

“, the Collateral Rig Receivables Pledgors”

(s)Clause (a) of Section 4.27 of the Indenture is hereby amended by inserting the following text after the reference to “the Collateral Rig Owner”:

“and each Collateral Rig Receivables Pledgor”

(t)Section 4.29 of the Indenture is hereby amended by inserting the following text to the end thereof:

“The Collateral Rig Owner shall not contribute any intercompany receivables owned by it to any Person, other than (i) to a Collateral Rig Receivables Pledgor and (ii) subject to the satisfaction of the above-listed conditions that would otherwise be applicable to the Collateral Rig Owner, but solely to the extent applicable to its contribution of intercompany receivables.”

(u)Clause (a)(3) of Section 11.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

“(3)(i) in the case of the Collateral Rig Owner, upon the replacement of such Collateral Rig Owner in connection with a transfer of the Collateral Rig in accordance with Section 4.29 pursuant to which another Wholly-Owned Subsidiary of Holdings shall become the Collateral Rig Owner and a Guarantor hereunder or (ii) in the case of a Collateral Rig Receivables Pledgor, upon such Wholly-Owned Subsidiary ceasing to own any intercompany receivables related to the Collateral Rig owned and/or operated by its parent company (other than as a result of a transfer of such intercompany receivables in violation of a Note Document).”

(v)Clause (d) of Section 12.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

“(d)in part, (i) upon the transfer of a Collateral Rig, the transfer of a Drilling Contract, a Flag Jurisdiction Transfer, a Collateral Rig Substitution or a Drilling Contract Substitution, in each case, in accordance with Section 4.27 and Section 4.29, if applicable, and (ii) with respect to the Collateral owned by a Collateral Rig Receivables Pledgor, upon such Collateral Rig Receivables Pledgor ceasing to own any intercompany receivables related to the Collateral Rig owned and/or operated by its parent company (other than as a result of a transfer of such intercompany receivables in violation of a Note Document).”

Section 7. Ratification of Obligations.  Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 8. The Trustee and the Collateral Agent.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Agent by reason of this Supplemental Indenture.  This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Collateral Agent with respect hereto.  The Trustee and the Collateral Agent make no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 9. Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10. Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

COMPANY:

TRANSOCEAN AQUILA LIMITED, a Cayman Islands exempted company

By:	/s/ William Flance
Name: William Flance
Title: President

ADDITIONAL GUARANTOR:

TRITON AQUILA GMBH, a Swiss limited liability company

By:	/s/ Roger Antenen
Name: Roger Antenen
Title: Managing Director

OTHER GUARANTORS:

TRANSOCEAN LTD., a Swiss corporation

By:	/s/ Sandro Thoma
Name: Sandro Thoma
Title: Chief Counsel and Corporate Secretary

TRANSOCEAN INC., a Cayman Islands exempted company

By:	/s/ William Flance
Name: William Flance
Title: President

RELEASED GUARANTOR:

TRANSOCEAN DWA LIMITED, a Cayman Islands exempted company

By:	/s/ William Flance
Name: William Flance
Title: President

Signature Page to First Supplemental Indenture

TRUSTEE AND COLLATERAL AGENT:

TRUIST BANK, as Trustee and Collateral Agent

By:	/s/ Cristina G. Rhodebeck
Name: Cristina G. Rhodebeck
Title: Senior Vice President

Signature Page to First Supplemental Indenture